Exhibit 97
OLAPLEX HOLDINGS, INC.
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

1.Introduction. In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, the Board of Directors (the “Board”) of Olaplex Holdings, Inc. (the “Company”) has adopted this policy (the “Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Covered Executives (as defined below) in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws, which shall replace the Company’s Clawback Policy, dated September 29, 2021 (the “Prior Policy”), as of the Effective Date (as defined below) with respect to Covered Compensation (as defined below), except as set forth in Section 3 hereof.

2.Administration. Administration and enforcement of this Policy is delegated to the Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”); provided, however, that for as long as the Company is a “controlled company” or subject to the phase-in rules for a company that ceases to be a “controlled company” under the Nasdaq Stock Market Rules, to the extent that the conditions of paragraphs (b)(1)(iv)(A), (B), or (C) of Rule 10D-1 under the Exchange Act are met, a majority of the independent directors serving on the Board (the “Independent Directors”) shall make a determination in their sole discretion as to whether any recovery under this Policy would be impracticable. Determinations of the Committee and the Independent Directors under this Policy need not be uniform with respect to any or all Covered Executives and will be final and binding.

3.Effective Date. This Policy shall be effective as of October 31, 2023 (the “Effective Date”) and shall apply only to Covered Compensation (as defined below) that is received (as such term is used in Exchange Act Rule 10D-1(d)) by Covered Executives on or after October 2, 2023, except to the extent otherwise agreed with any Covered Executive. The Prior Policy shall remain in effect with respect to any Covered Compensation (as defined in the Prior Policy) received by Covered Executives (as defined in the Prior Policy) prior to October 2, 2023.

4.Covered Executives. This Policy covers each current or former officer of the Company subject to Section 16 of the Exchange Act (each, a “Covered Executive”).

5.Covered Compensation. This Policy applies to any cash-based or equity-based incentive compensation, bonus, and/or award that is or was received by a Covered Executive and that is or was based, wholly or in part, upon the attainment of any financial reporting measure (“Covered Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Covered Compensation: (i) base salary, except to the extent of an increase in base salary earned wholly or in part based on the attainment of a financial measure performance goal; (ii) a bonus that is paid solely at the discretion of the Committee or Board and not paid from a bonus pool determined by satisfying a financial reporting measure performance goal; and (iii) cash or equity-based awards that are earned solely upon satisfaction of one or more subjective or strategic standards. This Policy shall apply to any Covered Compensation received by an employee who served as a Covered Executive at any time during the performance period for that Covered Compensation.

6.Financial Restatements; Recoupment. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such an accounting restatement, a “Restatement”), the Committee shall review the Covered Compensation received by a Covered Executive during the three-year period preceding the Required Financial Restatement Date (as defined below) as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. Regardless of whether the Company files the restated financial statements, the Committee shall, to the fullest extent permitted by governing law, seek recoupment of any Covered Compensation, whether in the form of cash or equity, received by a Covered Executive (computed without regard to any taxes paid), if and to the extent:

a.    the amount of the Covered Compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of such Restatement; and

b.    the amount of the Covered Compensation that would have been received by the Covered Executive had the financial results been properly reported would have been lower than the amount actually awarded (any such amount, “Erroneously Awarded Compensation”).

To the extent Covered Compensation was based on the achievement of a financial reporting measure, but the amount of such Covered Compensation was not awarded or paid on a formulaic basis, the Committee shall determine in its sole discretion the amount, if any, of such Covered Compensation that will be deemed to be Erroneously Awarded Compensation for purposes of this Policy.

For purposes of this Policy, the “Required Financial Restatement Date” is the earlier to occur of:

a.    the date the Board, a committee of the Board, or any officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or

b.    the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

For the avoidance of doubt, a Covered Executive will be deemed to have received Covered Compensation in the Company’s fiscal period during which the financial reporting measure specified in the award is attained, even if the Covered Executive remains subject to additional payment conditions with respect to such award.

7.Method of Recoupment. The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation, which may include, without limitation:

a.requiring reimbursement of cash incentive compensation previously paid;

b.cancelling or rescinding some or all outstanding vested or unvested equity (and/or equity-based) awards;

c.adjusting or withholding from unpaid compensation or other set-off to the extent permitted by applicable law; and/or

d.reducing or eliminating future salary increases, cash-based or equity-based incentive compensation, bonuses, awards or severance.

8.Impracticability Exceptions. The Committee shall not seek recoupment of any Erroneously Awarded Compensation to the extent the Independent Board determines that:

a.    the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Compensation to be recovered;

b.    recovery would violate home country law where that law was adopted prior to November 28, 2022; and/or

c.    recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

9.No Indemnification. For the avoidance of doubt, the Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation or any Covered Compensation that is recouped pursuant to the terms of this Policy, or any claims relating to the Company’s enforcement of its rights under this Policy.

10.Acknowledgement by Covered Executives. The Committee shall cause the Company to provide notice and seek written acknowledgement (in the form attached hereto or in any other form that the Company may accept from time to time) of this Policy from each Covered Executive as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Executive; provided, however, that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

11.Severability. If any provision of this Policy or the application of any such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

12.Amendments. The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

13.No Impairment of Other Remedies. The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have, the Company’s ability to enforce, without duplication, the recoupment provisions set forth in any separate Company policy or in any Company plan, program or agreement (each a “Separate Recoupment Policy” and collectively, the “Separate Recoupment Policies”), or any actions that may be imposed by law enforcement agencies, regulators or other authorities. Notwithstanding the foregoing, in the event that there is a conflict between the application of this Policy to a Covered Executive in the event of a Restatement and any additional recoupment provisions set forth in a Separate Recoupment Policy to which a Covered Executive is subject, the provisions of this Policy shall control. The Company may also adopt additional Separate Recoupment Policies in the future or amend existing requirements as required by law or regulation.

Effective: October 31, 2023

OLAPLEX HOLDINGS, INC.

CLAWBACK POLICY ACKNOWLEDGMENT
Reference is made to the Olaplex Holdings, Inc. Policy for Recoupment of Incentive Compensation, effective as of October 31, 2023 (the “Clawback Policy”). By signing in the space indicated below, you acknowledge and agree that you have received and understand the Clawback Policy and that effective as of ______________ the Clawback Policy applies and will continue to apply to you during and after your employment or other service in accordance with its terms.

EXECUTIVE:
____________________________________
Name: ______________

DATE ______________

4